UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 2, 2015

Date of Report (Date of earliest event reported)

WOODWARD, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-08408	36-1984010
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 E. Drake Road Fort Collins, Colorado 80525

(Address of principal executive offices, including zip code)

(970) 482-5811

(Registrant’s telephone number, including area code)

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 2, 2015, Woodward, Inc. (the “Company”) entered into a Supplemental Confirmation under the Master Confirmation entered into on June 2, 2015 ( “Master Confirmation” and together with the Supplemental Confirmation, the “ASR Agreement”) with Goldman, Sachs & Co. (“Goldman”) pursuant to an accelerated share repurchase program (the “ASR Program”) under which the Company will repurchase shares of its common stock for an aggregate purchase price of $125 million.

Under the ASR Agreement, the Company will pay Goldman approximately $125 million and the Company will receive an initial delivery of 2,047,601 shares from Goldman within the first week of the ASR Program. The number of shares to ultimately be repurchased by the Company under the ASR Program will be based generally on the average daily volume-weighted average price of the Company’s common stock during the term of the ASR Agreement. The purchases under the ASR Program are expected to be completed before calendar year end, although the completion date may be accelerated at Goldman’s option. The actual number of shares repurchased will be determined upon completion of the ASR Program.

The ASR Agreement contains the principal terms and provisions governing the ASR Program, including, but not limited to, the mechanism used to determine the number of shares that will be delivered, the required timing of delivery of the shares, the specific circumstances under which Goldman is permitted to make adjustments to valuation periods, the specific circumstances under which the ASR Program may be terminated early, and various acknowledgements, representations and warranties made by the Company and Goldman to one another. The foregoing description of the ASR Agreement is a summary and is qualified in its entirety by the terms of the ASR Agreement. A copy of the ASR Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WOODWARD, INC.

Date: June 2, 2015	By:	/s/ A. Christopher Fawzy
A. Christopher Fawzy
Corporate Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer